Exhibit 99.1

FOR IMMEDIATE RELEASE

AmREIT Retains Financial and Legal Advisors

HOUSTON, July 16, 2014 – AmREIT, Inc. (NYSE: AMRE) today announced that it has retained Jefferies LLC as financial advisor to assist the AmREIT Board of Directors in evaluating the recent unsolicited acquisition proposal from Regency Centers Corporation.  Morrison & Foerster LLP has been retained as legal advisor.

AmREIT expects to complete its evaluation by the end of July and will update stockholders accordingly.  Stockholders need take no action at this time.

About AmREIT

AmREIT, The Irreplaceable Corner™ Company, is an equity real estate investment trust that specializes in the acquisition, operation, redevelopment, and vertical densification of retail and mixed-use properties located in highly affluent, urban submarkets. The company’s existing properties are strategically concentrated in five of the top metropolitan markets in the southern U.S.: Houston, Dallas, San Antonio, Austin and Atlanta. The company is internally-advised and fully integrated with significant local market experience and relationships. AmREIT's portfolio was 94.9% leased as of March 31, 2014, and its top five tenants include Kroger, Landry's, CVS/Pharmacy, H-E-B, and Safeway. AmREIT also has preferential access to a substantial acquisition pipeline through its value-add joint ventures, which often include major institutional investors who partner with the company as local experts. For more information, please visit www.amreit.com.

Forward Looking Statements

This press release contains “forward-looking” statements about the Company’s plans, expectations and beliefs, including regarding the review and evaluation of the Regency proposal. These forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ materially from actual results due to a variety of factors including delays in the timing required to review and evaluate the Regency proposal. We undertake no obligation to update these statements as a result of new information or future events, except as may be required by law.

This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell any securities.

For more information:

Investors:

Chad C. Braun

AmREIT

(713) 850-1400

cbraun@amreit.com

Media:

George Sard/Matt Benson/Nathaniel Garnick

Sard Verbinnen & Co

(212) 687-8080